EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108975 on Form S-3 of our reports dated February 27, 2006, relating to the financial statements (and with respect to the report on those financial statements, expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of new accounting pronouncements in 2003 and 2004) and financial statement schedule of Indiana Michigan Power Company and subsidiaries appearing in and incorporated by reference in the Annual Report on Form 10-K of Indiana Michigan Power Company and subsidiaries for the year ended December 31, 2005.

/s/ Deloitte & Touche

Columbus, Ohio
February 28, 2006